Exhibit 99.1

Septerna Expands Leadership with Appointment of Industry Veteran Gil Labrucherie as Chief Financial Officer

SOUTH SAN FRANCISCO, Calif. – January 6, 2025 – Septerna, Inc. (Nasdaq: SEPN), a clinical-stage biotech company pioneering a new era of G protein-coupled receptor (GPCR) drug discovery, today announced the appointment of Gil Labrucherie, CFA, J.D., as Chief Financial Officer. Mr. Labrucherie is a seasoned biopharma executive with more than 25 years of senior leadership experience in finance and legal roles for public biopharmaceutical and technology companies.

“We are excited to welcome Gil to the team,” said Jeffrey Finer, M.D., Ph.D., Chief Executive Officer and Co-founder of Septerna. “His extensive expertise leading public company finance and capital strategy will be instrumental as we continue scaling our organization with the advancement of SEP-786 and our broader pipeline of oral small molecule GPCR programs, and expand the applications of our Native Complex Platform™.”

“This is an extraordinary moment to join Septerna and help realize its pioneering vision of unlocking the full potential of GPCRs,” said Mr. Labrucherie. “The company’s diverse portfolio of assets, each with significant therapeutic and market potential, and its cutting-edge platform for rapid, sustainable drug discovery and development, position Septerna at the forefront of innovation. I am honored to join this world-class team and am eager to contribute to the advancement of multiple transformative therapeutic opportunities to improve patients’ lives.”

Mr. Labrucherie most recently served as Chief Financial Officer and Chief Business Officer at ACELYRIN, where he led the company’s finance, accounting, investor relations and corporate communications, and business development organizations. Before that, he served as Chief Financial Officer and Chief Operating Officer of Nektar Therapeutics, where he led financial accounting and public reporting, business and strategic planning, corporate legal, intellectual property, government affairs, information technology and supply chain management, and previously served as Nektar’s Senior Vice President and General Counsel. Earlier in his career, Mr. Labrucherie held executive leadership positions at various high-growth technology companies, and he began his career as a corporate associate at Wilson Sonsini Goodrich & Rosati. Over the course of his career, Mr. Labrucherie has raised more than $1.5 billion in private and public equity capital and helped generate more than $1 billion in realized value from strategic partnering transactions. He currently serves on the board of Rezolute, Inc.

Mr. Labrucherie holds a J.D. from the University of California Berkeley School of Law, a B.A. from the University of California Davis, and is a CFA charterholder and a member of the State Bar of California.

About Septerna

Septerna, Inc. is a clinical-stage biotechnology company pioneering a new era of GPCR drug discovery powered by its proprietary Native Complex Platform™. Its industrial-scale platform aims to unlock the full potential of GPCR therapies and has led to the discovery and development of its deep pipeline of oral small molecule product candidates focused initially on treating patients in three therapeutic areas: endocrinology, immunology and inflammation, and metabolic diseases. Septerna was launched by preeminent drug discovery company builders and scientific leaders in the biochemistry, structural biology, and pharmacology of GPCRs. For more information, please visit www.septerna.com.

Investor Contact:

Renee Leck

THRUST Strategic Communications

renee@thrustsc.com

Media Contact:

Carly Scaduto

Carly Scaduto Consulting

Carly@carlyscadutoconsulting.com